EXHIBIT 23.0

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-159032 and 333-165165) and Forms S-8 (Nos.  333-89631, 333-91985, 333-37624, 333-37626, 333-115573, 333-127665, 333-127659, 333-147933, 333-150698, 333-157779, 333-166731, 333-173947) of Home Properties, Inc. of our report dated December 19, 2011 relating to the combined statement of historical revenue and certain expenses of Newport Village and the Courts at Dulles, which appears in the Current Report on Form 8-K of Home Properties, Inc. dated October 17, 2011.

/s/ PricewaterhouseCoopers LLP
Boston, MA

December 19, 2011